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                                                                    Exhibit 23.3



CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of CBT Group PLC of our reports dated January 30, 1998, on the consolidated financial statements of The ForeFront Group, Inc., and subsidiaries as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, and to all references to our Firm included in this Registration Statement. It should be noted that we have not audited any financial statements of The ForeFront Group, Inc. and subsidiaries subsequent to December 31, 1997, or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP


Houston, Texas

September 7, 1999